Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 10, 2009, accompanying the financial statements and supplemental information of the Tenneco Employee Stock Ownership Plan for Salaried Employees on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Tenneco Inc. on Form S-8 (Registration Nos. 333-33442, effective March 28, 2000, and 333-58056, effective March 30, 2001).
/s/ Grant Thornton LLP
Chicago, Illinois
June 10, 2009